Exhibit 99.1

April 26, 2021                                    For immediate release
Park National Corporation leader Daniel DeLawder
announces retirement after 50 years of service
NEWARK, Ohio – Dan DeLawder, an icon of community banking leadership in Ohio, announced today to Park National Corporation (Park) board members and shareholders his intention to retire on June 30, 2021. He will retire from his role on Park’s executive leadership teams, and continue to serve on the Park's board of directors in his role as director and chairman of the executive and trust committees. In his 50 years with Park National, the organization has grown from $91 million in assets and seven offices in one county to $9.9 billion in assets and 97 offices in four states.

"One or two lines in a quote are inadequate to the task of honoring Dan DeLawder’s 50 years of service to this bank, its associates and its communities. Dan brings energy, enthusiasm, intelligence and compassion to every task and situation. We, and countless others, have been enriched and inspired by Dan’s leadership and compassion,” said Park Chairman and Chief Executive Officer David Trautman. “He has been a colleague and friend to me for nearly 38 years. While I will miss his daily wisdom, he has earned the chance to write his next chapter and spend more time with Diane and their family.”

DeLawder’s retirement follows Park’s long-standing tradition of carefully planned, incremental leadership transition. In 2014, he passed the chief executive officer role to Park President David Trautman; and five years later he stepped down from chairman as Matt Miller was appointed president and Trautman became both chairman and CEO. DeLawder’s predecessors at Park, William McConnell, John Alford and Everett Reese, followed the same pattern of succession that has been a hallmark of the organization’s consistency and culture.

“I never dreamed when I joined Park National Bank that I would enjoy a 50-year career with the same organization,” DeLawder said. “It has been a blessing to work at Park National Bank, to follow in the footsteps of Bill McConnell, John Alford, and Everett Reese, and to work with driven, motivated colleagues who, like me, believe there is no place like Park. We are so fortunate to have leadership in place that would be the envy of any successful organization. David and Matt are simply the best, and the right people at the right time to lead us forward.”

Banking Leadership

DeLawder joined the bank’s management training program in 1971 and spent his first seven years at Park in branch management roles at the Eastland (east Newark) and Southgate (Heath) offices. In 1978, his work shifted to focus on home loans and commercial lending. He demonstrated a keen aptitude for lending, and was integral in the innovation and development of several lending programs and procedures still relied upon by Park’s lenders today.

In 1985, DeLawder led the bank’s first merger outside Licking County, moving to Lancaster, Ohio to serve as president of Park’s Fairfield National Bank affiliate. In addition to growing Fairfield National Bank’s success, he became a respected leader in the Fairfield County community, serving as president of the Fairfield County Chamber of Commerce, United Way of Fairfield County, and Lancaster Rotary Club.

DeLawder was appointed executive vice president of Park National Bank in 1992 and returned to Newark to fulfill that role under then-President and CEO William McConnell. A year later, he was named president of Park National Bank and joined its board of directors. In 1994 he was also chosen as president of Park National Corporation and became a director on its board. In 1999, DeLawder added the title of CEO for both the bank and corporation (with McConnell serving as chairman of the board) until 2005 when DeLawder was named chairman and CEO.

DeLawder was at Park National’s helm throughout several periods of intense change and growth, including significant merger and acquisition activity, brand and operational reformation and unification, and unprecedented regulatory and technological environment changes.

Respected by banking industry peers, he was elected chair of Ohio Bankers League, a role each of his predecessors held at one time. He also followed Alford and McConnell’s footsteps in serving a six-year term on the board of directors for the Federal Reserve Bank of Cleveland.

“Dan’s 50-year run epitomizes the ultimate illustration of a community banker. Well aware of where he came from, ceaselessly focused on giving back and continually seeking opportunities to lift others, Dan has made an indelibly positive mark on the Ohio banking industry,” said Mike Adelman, President and Chief Executive Officer of Ohio Bankers League. “On behalf of so many improved by Dan’s leadership as well as friendship, thank you, Dan, for all you have poured into our great industry. I am forever blessed to have worked alongside of Dan on meaningful initiatives enhancing our state and I wish my fellow OU Bobcat great health and happiness in his well-earned retirement.”

Community Leadership

Various community and non-profit organizations have honored DeLawder for his exemplary service over the years. His dedication, experience and leadership have been crucial in the success of many organizations, from chambers of commerce to community levy campaigns to fundraising for key initiatives. He also served his alma mater as a 9-year member of Ohio University's Board of Trustees, the last two of which he held the position of board chair.

“Dan DeLawder has defined what it means to be a leader at Park, in the banking industry, and in the community. His standards are high, his character is strong, and his style is such that generations of Park bankers aspire to emulate his work and make him proud,” Park President Matt Miller said. “We are not just better bankers thanks to his example and influence, we are better community members and human beings.”

“His devotion to our customers and our communities is unmatched,” Miller added. “I’ve seen numerous organizations rely on his support, and often admired how driven he is to provide help when he believes there’s an opportunity to make things better for someone. Whether it was swinging a hammer to build a ramp for one local family that needed wheelchair access to their home, or coordinating a complex capital campaign for a local non-profit organization, Dan leads by example and gives what is needed to make a difference.”

Currently, DeLawder serves on the boards of the Simon Kenton Council of Boy Scouts of America, Newark Development Partners, Newark Campus Development Fund and the Salvation Army. He is a member of the Newark Rotary Club and First United Methodist Church. He currently serves as chair for a major community fund raising project in support of the new John and Mary Alford Center for Science and Technology located at the Newark Campus for The Ohio State University and Central Ohio Technical College. And as chair of Newark Development Partners, Dan is currently raising funds to renovate the Historic Arcade in downtown Newark.

After retirement from Park, DeLawder will enjoy a more flexible schedule in which to spend time with his family and concentrate his community support activity. He and his wife Diane look forward to travelling, most especially to visit their adult children and young grandchildren who live outside Ohio.

Headquartered in Newark, Ohio, Park National Corporation (NYSE American: PRK) has $9.9 billion in total assets (as of March 31, 2021). Park's banking operations are conducted through its subsidiary The Park National Bank. Other Park subsidiaries are Scope Leasing, Inc. (d.b.a. Scope Aircraft Finance), Guardian Financial Services Company (d.b.a. Guardian Finance Company) and SE Property Holdings, LLC.

Media contact: Bethany Lewis, VP Marketing & Communication, 740.349.0421, bethany.lewis@parknationalbank.com
Park National Corporation, 50 N. Third Street, Newark, Ohio 43055